Exhibit 23.6
November 19, 2010
Sky-mobi Limited
10/F, Building B, United Mansion
No. 2, Zijinhua Road, Hangzhou
Zhejiang 310013
People’s Republic of China
Ladies and Gentlemen:
Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I hereby consent to the references of my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Sky-mobi Limited (the “Company”), and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the completion of the Company’s initial public offering, I will serve as a member of the board of directors of the Company.

Sincerely yours,
/s/ Wei Zhou
Name:	Wei Zhou